Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. • 100 Crescent Centre Parkway, Suite 1240 • Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Industrial Services Group
Announces Key Dates for $7 million Rights Offering

ATLANTA, February 7, 2020 — Williams Industrial Services Group Inc. (OTCQX: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, announced today the record date and expected subscription period for its the previously-announced fully-backstopped Rights Offering to raise proceeds of $7 million.  The proceeds from the rights offering will be used for working capital to fund the Company’s strategic growth initiatives and for general corporate purposes.

The Company has filed today Amendment Number 2 to its Registration Statement on Form S-1 providing 5:00 p.m., New York City time, on February 12, 2020 as the record date.  Subject to the Registration Statement becoming effective on or about February 10, 2020, the Company intends to commence the Rights Offering on February 13, 2020.

Under the Rights Offering, holders of Williams’ common stock will receive one nontransferable right to purchase 0.282550239 of a share of new common stock for each share of common stock owned.  The price for the new shares is $1.30 per whole share and represents a 15% discount to the 25-trading-day volume weighted average price for the period immediately preceding the commencement of the Rights Offering.  No fractional shares will be issued in the Rights Offering.  Any fractional shares of common stock created by the exercise of rights will be rounded down to the nearest whole share.

Stockholders who fully exercise their rights will also be entitled to an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any rights that are unexercised in the Rights Offering. The Rights Offering will be fully backstopped with a commitment by Wynnefield Capital, Inc. (referred to, along with its affiliates as “Wynnefield”), the Company’s largest shareholder, to purchase all unsubscribed shares of common stock in the Rights Offering.

The subscription rights, including those, if any, exercised under the backstop commitment, will be exercisable for an aggregate of 5,384,615 shares of Williams’s common stock.  Accordingly, the Company will have approximately 24,441,810 shares outstanding following the Rights Offering.

The expected calendar for the rights offering, unless extended or modified by Williams, is as follows:

•                  February 12, 2020 at 5:00 PM, Eastern Time:   Record Date

•                  February 13, 2020:  Estimated Distribution Date; Subscription Period Estimated to Begin

•                  March 2, 2020 at 5:00 PM, Eastern Time: Subscription Period Ends

•                  March 11, 2020:  Distribution of New Shares

Williams Industrial Services Group Announces Key Dates for $7 million Rights Offering

February 7, 2020

Important Information

For additional information on the Rights Offering, please see the prospectus included in Williams registration statement on Form S-1 and related amendments, which has not yet become effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Williams

Williams Industrial Services Group Inc. has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of construction, maintenance and support services to customers in energy, power and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information can be found at www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include statements or expectations regarding the Company’s rights offering and the backstop agreement with Wynnefield. .  These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to cause its registration statement on Form S-1 to become effective in the expected timeframe, make interest and principal payments on its debt and satisfy the financial and other covenants contained in its debt facilities and to obtain adequate surety bonding and letters of credit, ability to implement strategic initiatives, business plans and liquidity plans, and ability to maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, reduced demand for, or increased regulation of, nuclear power, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy, and any suspension of the Company’s continued reporting obligations under the Securities Exchange Act of 1934, as amended.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the SEC, including the section of the Annual Report on Form 10-K for its 2018 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com